Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into by and between ICO Technology, Inc. (“Company”) and Derek R. Bristow (“Employee”), on December 20, 2007, to be effective as of January 1, 2008.

WHEREAS, effective January 1, 2008, Employee’s employment shall be governed by the terms and conditions of this Agreement, which supersedes and replaces all prior agreements with the Company and its affiliates.

NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Company and Employee agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES

1.1            Company agrees to employ Employee, and Employee agrees to be employed by Company, during the “Employment Period” from January 1, 2008 (the “Effective Date”) and continuing until the date of termination of Employee’s employment (“Termination Date”), subject to this Agreement.  Employee shall serve as Managing Director of ICO Italy, and as a managing director of ICO Europe B.V.  On behalf of the ICO Group, Employee shall serve as Group President of the ICO Group’s European Division.  As head of the ICO Group’s European division, Employee is expected to participate in the development and implementation of global strategies for the ICO Group, including assisting with development of the ICO Group’s strategy for operations and/or sales in and to countries in the European and Middle East region.  Employee may serve as an officer and/or director of additional entities in the ICO Group (“ICO Entities”).  Employee agrees to serve in such positions, and to perform diligently and to the best of Employee’s abilities, the duties and services pertaining to such positions, as well as such additional duties and services appropriate to such positions which Employee from time to time may be directed to perform by Company.  Employee shall report directly to the Chief Executive Officer of ICO, Inc. (the “CEO”).

1.2            Employee agrees to comply with Company’s policies and procedures, as amended from time to time, including, without limitation, Company’s Code of Business Ethics, Group Accounting and Finance Policy Manual, and Disclosure Controls and Procedures Policy.

1.3            Employee shall, during the Employment Period, devote Employee’s full business time, energy, and best efforts to the business and affairs of the ICO Group, and Employee may not engage, directly or indirectly, in any other business, investment, or activity that interferes with Employee’s performance of Employee’s duties hereunder, is contrary to the interests of the ICO Entities, or requires any significant portion of Employee’s business time. Employee acknowledges and agrees that Employee owes a fiduciary duty of loyalty, fidelity, and allegiance to act at all times in the best interests of the ICO Group, and to do no act which would, directly or indirectly, injure any ICO Entity’s business, interests, or reputation.

1.4            Upon termination of Employee’s employment for any reason, Employee shall be deemed without further action by Company or Employee to have resigned from any and all positions as an officer and director of any ICO Entity that he may hold.

ARTICLE 2: COMPENSATION AND BENEFITS:

2.1            During the Employment Period, Employee shall receive a base salary ("Base Salary"), paid pro-rata in twelve monthly installments (“Monthly Payments”).

a)             As of the Effective Date, Employee’s Base Salary rate is AUD $286,001.00 payable in Australian Dollars.

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b)             For administrative purposes, and for no other reason, Employee’s pro-rata Base Salary shall be paid from the Company’s Australian affiliate, on the Australian affiliate’s regular pay schedule (or such other pay schedule as agreed to by the parties).  .

2.2           In addition to Employee’s Base Salary, an annual contribution equal to 9% of Employee’s Base Salary shall be contributed on Employee’s behalf to a superannuation (retirement) fund.

2.3            Company will reimburse up to U.S. $600.00 per month toward the actual cost of health and dental insurance premiums for such insurance that Employee purchases for himself and his family, and up to U.S. $80.00 per month toward the cost of life and disability insurance premiums for such insurance that Employee purchases for himself and his family. In the event that Employee and his dependant family members do in fact participate in the health or dental plans of any ICO’s Australian subsidiary, Employee shall no longer be entitled to the payments referenced in this paragraph.

2.4            Employee shall be entitled to participate in cash bonus plans established by the Company at it sole discretion.

2.5            Employee may be awarded stock options or restricted share grants at Company’s sole discretion, subject to the terms and conditions of the ICO Group’s stock option and restricted share plans.

2.6            As of the Effective Date Employee is entitled to the additional benefits described below, on account of Employee’s travel, and part-time residence away from his family.  Changes to the benefits (as compared with Employee’s Prior Agreement) are also noted.

(a)
Employee shall have the use of a Company’s corporate apartment in Europe, with substantial travel required.  Employee may make periodic trips for personal reasons to New Zealand and Australia, and shall continue to perform responsibilities from those regions (except during vacation time).

(b)
Company shall pay the full refund of reasonable expenses for Employee (or on occasion family members), for travel roundtrip between Europe and New Zealand or Australia periodically during the Term, not to exceed a maximum of 10 such round-trips flights per year, and not to exceed U.S. $24,000.00 for the cost of such round-trip air travel, unless otherwise expressly agreed by the CEO.

(c)	The Company shall have no tax equalization obligations to Employee.

2.7            During the Employment Period, Company shall pay or reimburse Employee for all actual, reasonable, and customary expenses incurred by Employee in the course of his employment in accordance with Company’s policies and procedures for business expense reimbursement in effect at the time.

2.8            During the Employment Period, Employee shall be entitled to four weeks of vacation, fully paid, per calendar year. There shall be no carryover of unused vacation from year-to-year. Furthermore, in the event of termination of employment for any reason, there shall be no payment for unused vacation.

2.9            Company may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

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ARTICLE 3: TERMINATION OF EMPLOYMENT AND
EFFECTS OF SUCH TERMINATION

3.1            The Employment Period shall continue through September 30, 2012. Employee’s employment may be terminated prior to the expiration of the Employment Period pursuant to this Article 3.

3.2            Employee’s employment may be terminated during the Employment Period by reason of the following circumstances:

(a)	Death of Employee.

(b)
Permanent Disability.  “Permanent Disability” shall mean Employee’s physical or mental incapacity to perform all of his usual duties, with such condition likely to remain continuous and permanent as determined by the Compensation Committee of the Board of Directors of ICO, Inc. (the “Committee”). The decisions as to whether and as of what date Employee has become permanently disabled are delegated to the Committee for determination, and any dispute of Employee with any such decision shall be limited to whether the Committee reached such decision in good faith.

(c)
Voluntary Termination.  “Voluntary Termination” shall mean a termination of employment at the election of Employee (including Employee’s resignation to take a position with another company or pursue alternative business or personal opportunities).  Employee will provide Company with sixty (60) days advance written notice of his intent to terminate his employment voluntarily.  Employee shall continue to remain an employee of Company through the eight-week notice period and will perform his normal business duties, or such duties, if any, assigned to him by Company during the notice period.  Notwithstanding the foregoing, Company may, at its option, waive Employee’s obligation to remain an employee during all or any portion of the eight week notice period, in which case Employee’s employment shall terminate immediately.

(d)
Termination by Company for Cause.  “Termination for Cause” shall mean a termination of employment immediately upon notice to Employee from Company that an event constituting “Cause” has occurred.  “Cause” is defined as: (a) an act of dishonesty or fraud in relation to Company or any ICO Entity; (b) a knowing and material violation of the ICO Group’s Code of Business Ethics or any other written policy of Company or applicable to Company’s operations; (c) a knowing and material violation of an applicable law, rule, or regulation that exposes Company to damages or liability (other than for reasonable business purposes); (d) a material breach of fiduciary duty; or (e) conviction of a felony.

(e)
Termination by Company Without Cause:  “Termination Without Cause” is termination of Employee by Company under circumstances other than those described above.  Company may terminate Employee’s employment at any time, without cause, with immediate effect.

3.3            Upon the termination of Employee’s employment as a result of the circumstances described in Sections 3.2(a) through (d) above, all future compensation to which Employee would otherwise be entitled and all future benefits for which Employee is eligible shall cease and terminate as of the Termination Date, except as specifically provided in this Article 3.

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3.4            Notwithstanding anything contained in this Article 3, in the event that Employee’s employment terminates as a result of Employee’s death or permanent disability resulting from any accident or incident beyond Employee’s control that occurs while Employee is traveling on Company business or is in the course and scope of employment (excluding any accident or incident occurring when Employee is traveling within 100 kilometers of Employee’s normal place of business or to or from his normal place of business and residence),  the preceding paragraph shall not apply, and instead Employee (or his Estate, as the case may be) shall be entitled to receive payment as if he was terminated by Company Without Cause, calculated in accordance with the provisions of Sections 3.5 below.

3.5            In the event that Employee is terminated by Company without Cause, Employee shall be entitled a “Termination Payment,” consisting of the following:

(i)	pro rata Base Salary through the Termination Date
(ii)
in the event that the prior fiscal year’s annual incentive cash bonus, if any, has been earned and declared to Employee (pursuant to section 3.8(a) below), but not yet paid, such annual incentive cash bonus for the prior fiscal year; and

(iii)	an additional “Enhanced Severance Payment,” defined as a sum equal to nine months Base Salary (i.e. 75% of Employee’s current annual Base Salary).

3.6            In addition to the benefits described above, in the event of termination for any reason (but excluding Termination for Cause and Voluntary Termination), Employee shall be entitled to reimbursement of verified expenses incurred for personal transportation to a foreign location of Employee’s choice, the sum of which shall not exceed U.S. $3,000.

3.7            Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations, including Employee’s obligations under Article 4.

3.8	Entitlement to Cash Bonus Payments upon Termination:

(a)
A cash bonus payment, including an ELT incentive cash bonus, shall not be deemed earned unless it has been expressly approved by resolution of the Board of Directors of ICO, Inc. or the Compensation Committee thereof.

(b)
For the avoidance of doubt, it is hereby noted that except in the circumstances described in section 3.5 above, in the event of termination of employment for any reason, Employee shall not be entitled to payment of all or any pro-rata portion of any cash bonus under an ELT incentive plan or pursuant to any other agreement, arrangement, or plan.

ARTICLE 4:
OWNERSHIP AND PROTECTION OF INTELLECTUAL PROPERTY
AND CONFIDENTIAL INFORMATION;
NON-COMPETITION AGREEMENT:

4.1            All information, ideas, concepts, improvements, discoveries, and inventions, whether patentable or not, which are conceived, made, developed or acquired by Employee, individually or in conjunction with others, during Employee’s employment with the ICO Group which relate to the business, products or services of the ICO Group (including, without limitation, all such information relating to corporate opportunities, confidential financial information, research and development activities, sales data, pricing and trading terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or potential customers and their requirements, the identity of key contacts within the customers’

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organizations or within the organizations of acquisition prospects, marketing and merchandising techniques, prospective names, and marks), and all writings or material of any type embodying any of such items, shall be the sole and exclusive property of the Company or the ICO Entities, as the case may be.

4.2            Employee acknowledges that the businesses of the ICO Entities are highly competitive and that their strategies, methods, books, records, and documents, their technical information concerning their products, equipment, services, and processes, procurement procedures and pricing techniques, the names of and other information (such as credit and financial data) concerning their customers and business affiliates (including but not limited to the products and/or services marketed, advertised, and/or sold to customers and prospective customers, and the prices charged or quoted to them for such products and/or services, and the business activities, needs, and requirements for products and/or services of such customers or prospective customers) all comprise confidential business information and trade secrets which are valuable, special, and unique assets which the ICO Entities use in their business to obtain a competitive advantage over their competitors. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the ICO Entities in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after the Employment Period, make any unauthorized disclosure of any confidential business information or trade secrets of any ICO Entity, or make any use thereof, except in the carrying out of his employment responsibilities hereunder. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial arbitration, dispute resolution or other legal proceeding in which Employee’s legal rights and obligations as an Employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to Company of his intent to disclose any such confidential business information in such context so as to allow Company or the applicable ICO Entity an opportunity (which Employee will cooperate with and will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate.

4.3            All written materials, records, and other documents made by, or coming into the possession of, Employee during the Employment Period which contain or disclose confidential business information or trade secrets of the ICO Entities shall be and remain the property of the ICO Entities. Upon the termination of Employee’s employment with Company for any reason, Employee promptly shall deliver the same and all copies thereof to Company.

4.4            To enable Employee to perform the duties contemplated by this Agreement, Company promises that it will disclose confidential information, including confidential business information and trade secrets of the nature described or referenced in Sections 4.1 – 4.3 above, during the Employment Period and before termination of the employment relationship established by this Agreement.  In return for and ancillary to the promise made by Company to make such disclosure, Employee hereby makes a reciprocal promise designed to enforce Company’s interest in protecting its confidential information and its goodwill.  Accordingly, Employee promises to comply with the obligations set forth in Sections 4.1 through 4.3 above, and furthermore, Employee agrees that, during Employee’s employment with Company and/or any other ICO Entity, and for twelve (12) months following the later of the Termination Date, Employee will not, directly or through any other person, firm, or corporation, in any country in which any ICO Entity does business:

(a)	perform services as an employee, officer, director or independent contractor for any Competing Enterprise (as defined below);

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(b)
be an owner, shareholder (except for the ownership by Employee of less than Five Percent (5%) of the equity securities of any publicly-traded company), agent, or partner of, or serve in an executive position with, any Competing Enterprise;

(c)
call on or otherwise communicate with any current or prior customer of any ICO Entity, including any respective successors and assigns, for the purpose of soliciting business for a Competing Enterprise or for someone other than the ICO Entities; or

(d)
do anything to interfere with the normal operation of the businesses of any ICO Entity, including, without limitation, make any effort personally or through others to recruit, hire, or solicit any employee or independent contractor of an ICO Entity to leave such ICO Entity, or to interfere in any way with any ICO Entity’s relationships with its customers or suppliers.

For purposes of this Section, the term “Competing Enterprise” shall mean: any person or any business organization of whatever form, excluding Company and/or any other ICO Entity, engaged directly or indirectly in any business or enterprise whose business activities specifically relate to or involve: (i) grinding, processing, blending, and/or compounding of polymer products  for (a) the rotational molding industry, or (b) any other industry that any ICO Entity (including without limitation subsidiaries of ICO Europe B.V.) specifically services or sells to; or (ii) the production of concentrates or compounds or other processing services related to polymer products as conducted by Bayshore Industrial, Inc. or any other ICO Entities.

ARTICLE 5: MISCELLANEOUS:

5.1            For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when received by or tendered to Employee or Company, as applicable, by pre-paid courier or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company                                                                            If to Employee, to his Company email address,
                1811 Bering Drive, Suite 200                                                    or alternatively to his last known address
Houston, Texas 77057
With a copy to the CEO’s email

The Delivery Date shall be conclusively determined to be the date when the referenced email was received on Company’s email server regardless of the date when such email was opened by Employee or the CEO.

5.2            This Agreement shall be governed by and construed and enforced, in all respects in accordance with the law of the State of Texas, U.S.A., without regard to principles of conflicts of law.

5.3            No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.4            It is a desire and intent of the parties that the terms, provisions, covenants, and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its

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enforceability under the applicable law to the fullest extent permitted by law.  In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

5.5            This Agreement shall be binding upon and inure to the benefit of Company, to the extent herein provided, Company and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Employee’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Employee shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Company.

5.6            This Agreement replaces and extinguishes any previous agreements and discussions pertaining to the subject matter covered herein. This Agreement constitutes the entire agreement of the parties with regard to the terms of Employee’s employment, termination of employment and severance benefits, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such matters.  Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to the foregoing matters which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Employee by Company that is not contained in this Agreement shall be valid or binding, except as set forth in any applicable Employee benefit plan.  It is understood that, by signing below, Employee acknowledges that this Agreement supersedes any agreements or understandings regarding the subject matter covered herein made prior to Employee signing this document.  Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors or its delegate, as appropriate.

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IN WITNESS WHEREOF, Company and Employee have duly executed this Agreement in multiple originals to be effective on the Effective Date.

ICO Technology, Inc.

/s/ A. John Knapp, Jr.
By:	A. John Knapp, Jr.
Title:	President and CEO

Date:	December 20, 2007

Employee

/s/ Derek R. Bristow
Derek R. Bristow

Date:	December 20, 2007

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EXHIBIT A

The ICO Entities (as defined in Section 1.4) are listed below, with country of incorporation and state (if U.S.) indicated.

Bayshore Industrial GP, L.L.C. – USA, DE
Bayshore Industrial LP, L.L.C. – USA, DE
Bayshore Industrial, L.P. – USA, TX
Bayshore RE Holdings, Inc. – USA, DE
China RE Holdings, Inc. – USA, DE
Courtenay Polymers Pty Ltd. - Australia
Fabri-Moulds Ltd. - UK
ICO Europe B.V. – The Netherlands
ICO Global Services, Inc. – USA, DE
ICO Holdings Australia Pty Ltd. - Australia
ICO Holdings New Zealand Limited  – New Zealand
ICO Holland B.V. – The Netherlands
ICO Minerals, Inc. – USA, DE
ICO Polymers Cayman Islands – Cayman Islands
ICO P&O, Inc. – USA, DE
ICO Petrochemical Cayman Islands – Cayman Islands
ICO Polymers do Brasil Ltda. - Brazil
ICO Polymers France S.A.S. - France
ICO Polymers Hellas Ltd. - Greece
ICO Polymers Italy S.r.l. - Italy
ICO Polymers North America, Inc. – USA, NJ
ICO Polymers, Inc. – USA, DE
ICO Polymers Middle East LLC – Dubai, UAE
ICO Scandinavia AB - Sweden
ICO Technology, Inc. – USA, DE
ICO UK Limited - UK
ICO Worldwide, L.P. – USA, TX
ICO Worldwide (UK), Ltd. - UK
Innovation Company, S.A. de C.V. - Mexico
J.R. Courtenay (N.Z.) Ltd. – New Zealand
J.R. Courtenay Sdn Bhd - Malaysia
Rotec Chemicals, Ltd. - UK
Lomic SCI - France
Soreco SAS - France
Swavasey Colours Ltd. - UK
Tecron Industries Ltd. - UK
Wedco Minerais Ltda. - Brazil
Wedco Petrochemical, Inc. – USA, DE
Wedco Technology U.K. Ltd. - UK
Wedco Technology, Inc. – USA, NJ
Worldwide GP, L.L.C. – USA, DE
Worldwide LP, L.L.C. – USA, DE

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